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For Immediate Release
December 4, 2001


CONTACT:


CII Technologies              Tyco International Ltd.

Mr. Michael Steinback         Media Relations
President and CEO             Maryanne Kane
CII Technologies              Chief Communications Officer
(828) 670-5300 Ext. 2311      Tyco International Ltd.
steinbackm@ciitech.com        603-778-9700/508-747-0800
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CII TECHNOLOGIES TO MERGE WITH TYCO

CII Technologies, Inc. (f/k/a Communications Instruments, Inc.) announced today that its parent company, CIIT Holdings, Inc., has entered into a definitive merger agreement pursuant to which a subsidiary of Tyco International Ltd. (NYSE: TYC; LSE: TYI; BSX: TYC) will acquire CIIT Holdings, Inc. and its subsidiaries. While the Board of Directors of CIIT Holdings has unanimously approved the merger agreement, consummation of the merger remains subject to satisfaction of certain conditions, including the receipt of regulatory approvals and other customary closing conditions. The transaction is valued at approximately $310 million in cash.

CII Technologies provides advanced control electronic solutions in high performance relays, contactors, general purpose relays, transformers, and EMI/RFI filters to a diversified market place that includes aerospace, defense, communications, HVAC, and commercial/industrial equipment. Brand names include CII, Hartman, Kilovac, Corcom, Midtex, and Products Unlimited. Tyco International, Ltd. is a worldwide diversified manufacturing and service company. CII Technologies is headquartered in Asheville, North Carolina and has operations in the U.S., France, Germany, India and China. Additional information on the company is available at www.ciitech.com.
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Michael A. Steinback, President and CEO of CII Technologies, stated, "Over the past years CII Technologies has achieved tremendous financial and operational growth and success. By becoming one of the Tyco family of companies, we will have an opportunity to continue that growth and success with an industry leader. We believe our customers and markets will benefit from the synergies we will gain from joining Tyco."

According to Tyco Electronics President Juergen Gromer: "As part of our ongoing strategy, the acquisition of CII Technologies is an excellent strategic fit, which further expands Tyco Electronics product portfolio, particularly in the industrial relay market. CII's leading technology and complementary products will further strengthen our market position on a global basis."

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CIIT Holdings, Inc.'s majority shareholder is Code Hennessy and Simmons III,
L.P., a Chicago, IL based private investment firm ("CHS"). Additional information on CHS is available at www.chsonline.com.
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Certain statements in this press release contain forward-looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainty and changes in circumstances. They can be identified by phrases such as "will have an opportunity to continue that growth and success", "will acquire", "will benefit", "will gain" and similar words indicating a discussion of something other than historical facts. The actual results of CII Technologies, Inc. and subsidiaries could differ significantly from past results, and from future results, performance or achievements expressed or implied in forward looking statements. Forward looking statements are subject to risks and uncertainties including conditions to closing in the definitive merger agreement, changed market, financial and business conditions and other factors mentioned in the CII Technologies Inc.'s SEC filings, including its 10Q and 10K statements.